Exhibit 99.1




                     U. S. STEEL DECLARES DIVIDEND INCREASE

     PITTSBURGH, July 29, 2008 - United States Steel Corporation (NYSE: X)

announced today that the Board of Directors declared a dividend of 30 cents per share on U. S. Steel Common Stock, an increase of 5 cents per share.  The dividend is payable September 10, 2008, to stockholders of record at the close of business August 13, 2008.


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